FORT PITT CAPITAL FUNDS


                                DISTRIBUTION PLAN
                                  (12b-1 Plan)

     The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by Fort Pitt Capital Funds (the "Trust"), a Delaware business trust, on behalf of its series of shares of beneficial interest set forth on Exhibit A, as may be amended from time to time (collectively, the "Funds"). The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

     In approving the Plan, the Trustees determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

     The provisions of the Plan are as follows:

1.   PAYMENTS BY THE TRUST

     The Trust, on behalf of each Fund, shall reimburse Quasar Distributors, LLC (the "Distributor"), Ft. Pitt Capital Group Inc., or others for all expenses incurred by such parties in the promotion and distribution of the shares of each Fund, and the provision of certain personal services to shareholders, including, but not necessarily limited to, the costs associated with the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, compensation to underwriters, dealers and selling personnel, and other distribution-related or service-related expenses. The maximum aggregate amount that may be reimbursed by the Trust on behalf of a Fund to such parties pursuant to this paragraph shall be 0.25% per annum of the average daily net assets of such Fund. Said reimbursement shall be paid on a monthly or quarterly basis as determined by the Board of Trustees.


2.   RULE 12B-1 AGREEMENTS

     (a) No written agreement related to the Plan ("Rule 12b-1 Agreement") shall be entered into with respect to the Funds and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has been approved by a vote of a majority of the Trust's Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

     (b) Any Rule 12b-1 Agreement shall describe the services to be performed by the recipient and shall specify the amount of, or the method for determining, the compensation to the recipient.

     (c) No Rule 12b-1 Agreement may be entered into unless it provides (i) that it may be terminated with respect to each Fund at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of such Fund, or by vote of a majority of the Disinterested Trustees, on not more than 60 days' written notice to the other party to the Rule 12b-1 Agreement, and
(ii) that it shall automatically terminate in the event of its assignment.

     (d) Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution or adoption only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

3.   QUARTERLY REPORTS

     The Distributor shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.   EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall not take effect with respect to a Fund unless it first has been approved by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to the Funds for a period of one year from its execution or adoption unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to the Funds from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated with respect to a Fund at any time, without penalty, by a majority of the outstanding voting securities of such Fund, or by vote of a majority of the Disinterested Trustees.

5.   SELECTION OF DISINTERESTED TRUSTEES

     During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.


6.   INDEPENDENT LEGAL COUNSEL

     During the period in which the Plan is effective, any person who acts as legal counsel for the Disinterested Trustees of the Trust shall be an "independent legal counsel," as such term is defined in Rule 0-1(a)(6)(ii) under the 1940 Act.

7.   AMENDMENTS

     All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by a Fund hereunder without the approval by a majority vote of shareholders of the Fund affected thereby.

8.   RECORDKEEPING

     The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

9.   EFFECTIVE DATE

     This Plan shall take effect on the 17 day of August, 2001.



                                                                       Exhibit A

                             Fort Pitt Capital Funds
                             -----------------------

                       Fort Pitt Capital Total Return Fund